Exhibit 99.1

Investor Relations Contact:
Isabell Novakov
214-252-4029
inovakov@plainscapital.com

Hilltop Holdings Inc. Announces Financial Results for Second Quarter 2015

DALLAS — (BUSINESS WIRE) July 29, 2015 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”) today announced financial results for the second quarter 2015. Hilltop produced income to common stockholders of $29.6 million, or $0.30 per diluted share, for the second quarter of 2015, compared to $27.1 million, or $0.30 per diluted share, for the second quarter of 2014. Hilltop’s annualized return on average assets and return on average equity for the second quarter of 2015 were 0.97% and 7.12%, respectively. The return on average assets and return on average equity for the second quarter of 2014 were 1.24% and 7.99%, respectively.

Jeremy Ford, CEO of Hilltop, said “Hilltop had favorable results this quarter, led by the banking and mortgage segments. PlainsCapital Bank generated 10% annualized loan growth in the quarter, while controlling operating expenses and maintaining sound credit quality. PrimeLending increased its mortgage originations year-over-year by 35% and maintained its strong industry market share at 0.97%. National Lloyds experienced seasonally challenging weather, but is enhancing its position with continued improvements in operations.”

Mr. Ford continued, “The underlying broker-dealer operations performed profitably for the quarter when excluding transaction and integration costs. We are confident in the direction of the business as the leadership team and employees of First Southwest and Southwest Securities continue to make significant progress towards full integration.”

Mr. Ford concluded, “We successfully executed certain balance sheet initiatives by refinancing our SBLF with a senior note issuance and repurchasing $17 million of Hilltop common stock. We are excited about the second half of 2015 and remain focused on delivering long-term shareholder value.”

Second Quarter 2015 Highlights for Hilltop:

•                  Hilltop’s total assets remained relatively unchanged, decreasing to $12.5 billion at June 30, 2015, compared to $12.6 billion at March 31, 2015;

•                  Hilltop common equity increased by $8.3 million from March 31, 2015 to $1.7 billion at June 30, 2015;

•                  Non-covered loans(1) held for investment, net of allowance for loan losses, increased by 2.5% to $4.9 billion, and covered loans(1), net of allowance for loan losses, decreased by 10.4% to $493.3 million from March 31, 2015 to June 30, 2015;

•                  Loans held for sale increased by 15.0% to $1.4 billion, from March 31, 2015 to June 30, 2015;

•                  Total deposits decreased by $332.8 million from March 31, 2015 to $6.8 billion at June 30, 2015;

•                  Hilltop was well-capitalized with a Tier 1 Leverage Ratio(2) of 11.87% and Total Capital Ratio of 19.29% at June 30, 2015; and

•                  Hilltop continues to retain approximately $78.8 million of freely usable cash, as well as excess capital at its subsidiaries, at June 30, 2015.

(1)  “Covered loans” refers to loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC, while all other loans are referred to as “non-covered loans.”

(2)  Based on the end of period Tier 1 capital divided by total average assets during the second quarter of 2015, excluding goodwill and intangible assets.

For the second quarter of 2015, consolidated taxable equivalent net interest income was $101.4 million compared with $99.0 million in the second quarter of 2014, a 2.4% increase. The consolidated taxable equivalent net interest margin was 3.75% for the second quarter of 2015, a 143 basis point decrease from 5.18% in the second quarter of 2014. During the second quarter of 2015, the consolidated taxable equivalent net interest margin was 96 basis points greater due to purchase accounting, which was primarily related to accretion of discount on loans of $23.6 million, offset by amortization of premium on acquired securities of $1.0 million. During the second quarter of 2014, the consolidated taxable equivalent net interest margin was 164 basis points greater due to purchase accounting, which was primarily related to accretion of discount on loans of $25.9 million, offset by amortization of premium on acquired securities of $1.0 million and amortization of premium on acquired time deposits of $2.5 million. Moreover, the consolidated taxable equivalent net interest margin was 84 basis points lower due to the impact of securities financing operations within our broker-dealer segment during the three months ended June 30, 2015. During the second quarter of 2015, the banking segment’s taxable equivalent net interest margin of 5.02% was 145 basis points greater due to the impact of purchase accounting.

For the second quarter of 2015, noninterest income was $301.4 million compared to $203.3 million in the second quarter of 2014, a 48.3% increase. Net gains from sale of loans, other mortgage production income and mortgage loan origination fees increased $45.1 million from the second quarter of 2014 to $168.1 million in the second quarter of 2015. Total mortgage loan origination volume increased 35.1% to $3.8 billion during the three months ended June 30, 2015 compared to $2.8 billion during the three months ended June 30, 2014. Home purchases volume represented 76.0% of total mortgage loan origination volume during the second quarter of 2015. Net insurance premiums earned remained flat at $40.3 million in the second quarter of 2015 compared to $40.8 million in the second quarter of 2014. Advisory fees and commissions from our broker-dealer segment increased $48.5 million to $70.8 million in the second quarter of 2015, primarily due to the operations acquired in the SWS Merger as well as increased volumes in our non-profit housing program (TBA) and higher revenues from advising public finance clients.

For the second quarter of 2015, noninterest expense was $353.3 million compared to $251.2 million in the second quarter of 2014, a 40.6% increase. Employees’ compensation and benefits increased $75.9 million, or 61.0%, to $200.4 million in the second quarter of 2015, primarily due to operations acquired in the SWS Merger as well as increased variable compensation tied to the mortgage origination and broker-dealer segments. Loss and loss adjustment expenses increased to $41.2 million in the second quarter of 2015 from $35.3 million in the second quarter of 2014, while policy acquisition and other underwriting expenses remained unchanged at $11.7 million during the second quarter of 2015 compared to the same quarter a year ago. Occupancy and equipment expense increased by $5.1 million from the second quarter of 2014 to $30.8 million in the second quarter of 2015. Amortization of identifiable intangibles from purchase accounting was $2.6 million for the second quarter of 2015. In connection with the SWS Merger, during the six months ended June 30, 2015, we incurred $14.5 million in pre-tax transaction and integration costs, consisting of $8.2 million in the broker-dealer segment, $3.0 million in the banking segment and $3.3 million within corporate.

For the second quarter of 2015, the provision for loan losses was $0.2 million, compared to $5.5 million for the second quarter of 2014. During the second quarter of 2015, the provision was comprised of charges relating to newly originated loans and acquired loans without credit impairment at acquisition of $0.7 million and the recapture of charges on purchased credit impaired loans of $0.5 million. Net recoveries on non-covered loans for the second quarter of 2015 were $0.5 million, and the allowance for non-covered loan losses was $40.5 million, or 0.82% of total non-covered loans at June 30, 2015. Non-covered, non-performing assets at June 30, 2015 were $31.2 million, or 0.25% of total assets.

Stock Repurchase Program

During the second quarter of 2015, our Board of Directors approved a stock repurchase program under which it authorized us to repurchase, in the aggregate, up to $30.0 million of our outstanding common stock. Under the stock repurchase program authorized, we may repurchase shares in open-market purchases or through privately negotiated transactions as permitted under Rule 10b-18 promulgated under the Securities Exchange Act of 1934. The extent to which we repurchase our shares and the timing of such repurchases will depend upon market conditions and other corporate considerations, as determined by our management team. The purchases will be funded from available cash balances. During the three months ended June 30, 2015, we paid $17.0 million to repurchase and retire 774,444 shares at an average price of $21.89 per share. These retired shares were returned to our pool of authorized but unissued shares of common stock.

Senior Notes Offering and SBLF Redemption

On April 9, 2015, we completed our offering of $150.0 million aggregate principal amount of our 5% senior notes due 2025 (“Senior Notes”) in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes were offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to persons outside of the United States under Regulation S under the Securities Act. The Senior Notes were issued pursuant to an indenture, dated as of April 9, 2015, by and between Hilltop and U.S. Bank National Association, as trustee. The net proceeds from the offering, after deducting estimated fees and expenses and the initial purchaser’ discounts, were approximately $148 million. We used the net proceeds of the offering to redeem all of Hilltop’s outstanding Non-Cumulative Perpetual Preferred Stock, Series B at an aggregate liquidation value of $114.1 million, plus accrued but unpaid dividends of $0.4 million and Hilltop is utilizing the remainder for general corporate purposes.

Condensed Financial and Other Information

Condensed Balance Sheet	June 30,	March 31,	December 31,	September 30,	June 30,
($000s)	2015	2015	2014	2014	2014
Cash and due from banks	583,043	694,108	782,473	635,933	673,972
Securities	1,341,852	1,363,157	1,109,461	1,332,342	1,328,716
Loans held for sale	1,397,617	1,215,308	1,309,693	1,272,813	1,410,873
Non-covered loans, net of unearned income	4,956,969	4,834,687	3,920,476	3,768,843	3,714,837
Allowance for non-covered loan losses	(40,484)	(39,365)	(37,041)	(39,027)	(36,431)
Non-covered loans, net	4,916,485	4,795,322	3,883,435	3,729,816	3,678,406
Covered loans, net of allowance for loan losses	493,299	550,626	638,029	747,514	840,898
Broker-dealer and clearing organization receivables	2,070,770	2,222,517	167,884	223,679	190,764
Covered other real estate owned	125,510	137,703	136,945	126,798	142,174
FDIC indemnification asset	102,381	107,567	130,437	149,788	175,114
Premises and equipment, net	206,411	215,684	206,991	205,734	201,545
Other assets	1,239,830	1,258,743	877,068	755,985	753,986
Total assets	12,477,198	12,560,735	9,242,416	9,180,402	9,396,448

Deposits	6,796,437	7,129,277	6,369,892	6,236,282	6,155,310
Broker-dealer and clearing organization payables	2,048,176	1,951,040	179,042	243,835	227,891
Short-term borrowings	1,100,025	999,476	762,696	845,984	1,187,193
Notes payable	245,420	108,682	56,684	55,684	55,584
Other liabilities	612,508	592,100	412,863	374,873	373,308
Total liabilities	10,802,566	10,780,575	7,781,177	7,756,658	7,999,286
Total Hilltop stockholders’ equity	1,673,513	1,779,284	1,460,452	1,422,975	1,396,442
Noncontrolling interest	1,119	876	787	769	720
Total liabilities & stockholders’ equity	12,477,198	12,560,735	9,242,416	9,180,402	9,396,448

	Three Months Ended
Condensed Income Statement	June 30,	March 31,	December 31,	September 30,	June 30,
($000s)	2015	2015	2014	2014	2014
Interest income	115,662	107,669	99,316	93,217	104,408
Interest expense	14,995	14,277	7,802	7,457	5,962
Net interest income	100,667	93,392	91,514	85,760	98,446
Provision for loan losses	158	2,687	4,125	4,033	5,533
Net interest income after provision for loan losses	100,509	90,705	87,389	81,727	92,913
Noninterest income	301,400	352,213	213,795	212,135	203,281
Noninterest expense	353,317	314,476	246,768	254,744	251,212
Income before income taxes	48,592	128,442	54,416	39,118	44,982
Income tax expense	18,137	15,420	20,950	14,010	16,294
Net income	30,455	113,022	33,466	25,108	28,688
Less: Net income attributable to noncontrolling interest	405	353	325	296	177
Income attributable to Hilltop	30,050	112,669	33,141	24,812	28,511
Dividends on preferred stock	428	1,426	1,425	1,426	1,426
Income applicable to Hilltop common stockholders	29,622	111,243	31,716	23,386	27,085

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Selected Financial Data	2015	2015	2014	2014	2014
Return on average stockholders’ equity	7.12%	26.76%	8.55%	6.51%	7.99%
Return on average assets	0.97%	3.64%	1.42%	1.03%	1.24%
Net interest margin (taxable equivalent)	3.75%	3.53%	4.72%	4.38%	5.18%
Earnings per common share ($):
Basic	0.30	1.11	0.35	0.26	0.30
Diluted	0.30	1.11	0.35	0.26	0.30
Weighted average shares outstanding (000’s):
Basic	99,486	99,741	89,713	89,711	89,709
Diluted	100,410	100,627	90,560	90,558	90,569
Book value per share ($)	16.82	16.60	14.93	14.51	14.22
Shares outstanding (000’s)	99,515	100,286	90,182	90,180	90,181

	June 30,	March 31,	December 31,	September 30,	June 30,
Capital Ratios	2015	2015	2014	2014	2014

Tier 1 capital (to average quarterly assets):
Bank	12.17%	11.34%	10.31%	9.95%	9.97%
Hilltop	11.87%	12.68%	14.17%	13.63%	13.51%
Common Equity Tier 1 capital (to risk-weighted assets):
Bank	16.46%	16.46%	NA	NA	NA
Hilltop	18.02%	18.05%	NA	NA	NA
Tier 1 capital (to risk-weighted assets):
Bank	16.46%	16.46%	13.74%	13.48%	13.22%
Hilltop	18.74%	20.26%	19.02%	18.57%	18.11%
Total capital (to risk-weighted assets):
Bank	17.17%	17.19%	14.45%	14.21%	13.90%
Hilltop	19.29%	20.82%	19.69%	19.28%	18.79%

Segment Results ($000s)			Mortgage			All Other and	Hilltop
Three Months Ended June 30, 2015	Banking	Broker-Dealer	Origination	Insurance	Corporate	Eliminations	Consolidated
Net interest income (expense)	$90,881	$8,022	$(2,277)	$699	$(1,599)	$4,941	$100,667
Provision for loan losses	304	(146)	—	—	—	—	158
Noninterest income	15,047	80,247	168,227	42,835	—	(4,956)	301,400
Noninterest expense	60,524	90,347	144,952	56,060	1,892	(458)	353,317
Income (loss) before income taxes	$45,100	$(1,932)	$20,998	$(12,526)	$(3,491)	$443	$48,592

	Three Months Ended June 30,
	2015			2014
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans, gross (1)	$6,563,094	$96,967	5.88%	$5,526,869	$92,204	6.63%
Investment securities - taxable	1,087,238	6,210	2.29%	1,144,269	7,618	2.66%
Investment securities - non-taxable (2)	235,229	2,296	3.91%	185,533	1,772	3.82%
Federal funds sold and securities purchased under agreements to resell	93,871	15	0.06%	20,308	14	0.28%
Interest-bearing deposits in other financial institutions	580,610	327	0.23%	575,653	317	0.22%
Other	2,293,444	10,586	1.83%	218,413	3,068	5.62%
Interest-earning assets, gross	10,853,486	116,401	4.27%	7,671,045	104,993	5.44%
Allowance for loan losses	(41,789)			(38,909)
Interest-earning assets, net	10,811,697			7,632,136
Noninterest-earning assets	1,748,109			1,304,522
Total assets	$12,559,806			$8,936,658

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,749,690	$3,900	0.33%	$4,523,194	$3,096	0.27%
Notes payable and other borrowings	3,345,511	11,095	1.32%	966,143	2,866	1.18%
Total interest-bearing liabilities	8,095,201	14,995	0.74%	5,489,337	5,962	0.43%
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,168,728			1,761,194
Other liabilities	601,480			307,846
Total liabilities	10,865,409			7,558,377
Stockholders’ equity	1,693,785			1,377,769
Noncontrolling interest	612			512
Total liabilities and stockholders’ equity	$12,559,806			$8,936,658

Net interest income (2)		$101,406			$99,031
Net interest spread (2)			3.53%			5.01%
Net interest margin (2)			3.75%			5.18%

(1) Average balance includes non-accrual loans.

(2) Annualized taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $0.7 million and $0.6 million for the three months ended June 30, 2015 and 2014, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern), Thursday, July 30, 2015. Hilltop President and CEO Jeremy B. Ford and other key management members will discuss results for the second quarter of 2015. Interested parties can access the conference call by dialing 1-877-508-9457 (domestic) or 1-412-317-0789 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has two operating subsidiaries: PlainsCapital Bank and PrimeLending. Under Hilltop Securities Holdings LLC, First Southwest, Southwest Securities and SWS Financial Services provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. Through Hilltop Holdings’ other wholly owned subsidiary,

National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At June 30, 2015, Hilltop employed approximately 5,400 people and operated approximately 450 locations in 44 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com, PlainsCapital.com, nationallloydsinsurance.com, Firstsw.com and Swst.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our business strategy, our financial condition, our litigation, our efforts to make strategic acquisitions, our recent acquisition of SWS Group, Inc. (“SWS”) and integration thereof, our revenue, our liquidity and sources of funding, market trends, operations and business, expectations concerning mortgage loan origination volume, expected losses on covered loans and related reimbursements from the Federal Deposit Insurance Corporation (“FDIC”), projected losses on mortgage loans originated, anticipated changes in our revenues or earnings, the effects of government regulation applicable to our operations, the appropriateness of our allowance for loan losses and provision for loan losses, the collectability of loans, our other plans, objectives, strategies, expectations and intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “probable,” “projects,” “seeks,” “should,” “view,” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) risks associated with merger and acquisition integration, including the diversion of management time on acquisition-related issues and our ability to promptly and effectively integrate our businesses with those of SWS and achieve the synergies and value creation contemplated by the acquisition; (ii) our ability to estimate loan losses; (iii) changes in the default rate of our loans; (iv) risks associated with concentration in real estate related loans; (v) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the FDIC; (vi) changes in general economic, market and business conditions in areas or markets where we compete; (vii) severe catastrophic events in Texas and other areas of the southern United States; (viii) changes in the interest rate environment; (ix) cost and availability of capital; (x) changes in state and federal laws, regulations or policies affecting one or more of the our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xi) our ability to use net operating loss carry forwards to reduce future tax payments; (xii) approval of new, or changes in, accounting policies and practices; (xiii) changes in key management; (xiv) competition in our banking, broker-dealer, mortgage origination, and insurance segments from other banks and financial institutions, as well as investment banking and financial advisory firms, mortgage bankers, asset-based non-bank lenders, government agencies and insurance companies; (xv) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; and (xvi) our ability to use excess cash in an effective manner, including the execution of successful acquisitions. For further discussion of such factors, see the risk factors described in the Hilltop Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the three months ended June 30, 2015, and other reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.